SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                   Commission File Number               33-75808


                             ARIZONA CHARLIE'S, INC.
             (Exact name of registrant as specified in its charter)

             740 S. DECATUR, LAS VEGAS, NEVADA 89107; (702) 258-5200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            12% FIRST MORTGAGE NOTES DUE NOVEMBER 15, 2000, SERIES B (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       |_|         Rule 12h-3(b)(1)(ii)       |_|
        Rule 12g-4(a)(1)(ii)      |_|
        Rule 12g-4(a)(2)(i)       |_|         Rule 12h-3(b)(2)(i)        |_|
        Rule 12g-4(a)(2)(ii)      |_|         Rule 12h-3(b)(2)(ii)       |_|
        Rule 12h-3(b)(1)(i)       |X|         Rule 15d-6                 |_|


       Approximate   number   of   holders   of   record  as  of  the
certification or notice date: 0

                  Pursuant to the requirements of the Securities Exchange Act of 1934, Arizona Charlie's, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: October 15, 1998                 BY:
                                          Carl C. Icahn, President





INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 14D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.